UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 30, 2022 (December 28, 2022)
Sema4 Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware		001-39482	85-1966622
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

333 Ludlow Street, North Tower, 8th Floor			06902
Stamford,	Connecticut
(Address of Principal Executive Offices)			(Zip Code)
(800) 298-6470
Registrant's telephone number, including area code
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SMFR	The Nasdaq Global Select Market
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	SMFRW	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 3.01           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On December 28, 2022, Sema4 Holdings Corp. (“Sema4”) received written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying Sema4 that, based on the closing bid price of Sema4’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), for the last 30 consecutive trading days, Sema4 no longer complies with the minimum bid price requirement for continued listing on The Nasdaq Global Select Market. Nasdaq Listing Rule 5450(a)(1) requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”), and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive trading days.

The Notice has no immediate effect on the listing of the Class A Common Stock on The Nasdaq Global Select Market. Pursuant to the Nasdaq Listing Rules, Sema4 has been provided an initial compliance period of 180 calendar days to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of the Class A Common Stock must be at least $1.00 per share for a minimum of 10 consecutive trading days prior to June 26, 2023, and Sema4 must otherwise satisfy The Nasdaq Global Select Market’s requirements for listing.

If Sema4 does not regain compliance by June 26, 2023, Sema4 may be eligible for an additional 180-calendar-day compliance period if it elects (and meets the listing standards) to transfer to The Nasdaq Capital Market to take advantage of the additional compliance period offered on that market. To qualify, Sema4 would be required, among other things, to meet the continued listing requirement for market value of publicly held shares as well as all other standards for initial listing on The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and would need to provide written notice of its intention to cure the bid price deficiency during the second compliance period. If Sema4 does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Class A Common Stock will be subject to delisting. Sema4 would then be entitled to appeal Nasdaq’s determination to a Nasdaq Listing Qualifications Panel and request a hearing.

Sema4 intends to monitor the closing bid price of the Class A Common Stock and consider its available options to resolve the noncompliance with the Minimum Bid Price Requirement. There can be no assurance that Sema4 will be able to regain compliance with The Nasdaq Global Select Market’s continued listing requirements or that Nasdaq will grant Sema4 a further extension of time to regain compliance, if applicable.
Item 8.01. Other Events.

As previously reported in its Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2022 and September 30, 2022, Sema4 (together with its subsidiaries, the “Company”) was previously engaged in discussions with one of its third-party payors (the “Payor”) regarding certain overpayments Sema4 Opco, Inc. allegedly received from the Payor, including for multi-gene tests, such as carrier screening services, that the Payor alleged were not covered by, or were not otherwise properly billed to, the Payor. The Payor had asserted in informal discussions that it would seek recovery or recoupment in relation to the alleged overpayments if the matter could not be settled. As a result of this matter and other potential settlements with payors, the Company had established certain liabilities and reversed certain of its previously recorded revenue.

On December 30, 2022, the Company entered into a settlement agreement (the “Settlement Agreement”) with the Payor in order to settle the claims related to coverage and billing matters allegedly resulting in the overpayments by the Payor to Sema4 Opco, Inc. including those related to multi-gene tests, such as carrier screening services (the “Disputed Claims”). Under the Settlement Agreement, the total settlement amount is $42 million without interest (the “Settlement Amount”), to be paid by the Company to the Payor in a series of installments over the next four years with the final installment payment scheduled to be on or before June 30, 2026. The first installment payment of $15 million is expected to be made by the Company on or before December 31, 2022. In consideration for these payments, the Payor has agreed to provide releases of the Disputed Claims, which releases become effective 91 days after the first installment payment due on December 31, 2022 is received by Payor.

The Payor also agreed that it will enter into a new three year in-network participation agreement with GeneDx, LLC within 90 days from the execution of the Settlement Agreement.

Item 9.01           Financial Statement and Exhibits.
(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sema4 Holdings Corp.

Date:	December 30, 2022	By:	/s/ Katherine Stueland
		Name:	Katherine Stueland
		Title:	Chief Executive Officer